Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the Amended and Restated Outside Directors Deferred Compensation Plan of M & F Worldwide Corp. of our report dated February 28, 2008, with respect to the consolidated financial statements and schedules of M & F Worldwide Corp. included in its Annual Report (Form 10-K) for the year ended December 31, 2007 and the effectiveness of internal control over financial reporting of M & F Worldwide Corp. filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
New York, New York
November 21, 2008